EXHIBIT 99.1

GREYSTONE LOGISTICS, INC. REPORTS RESULTS OF OPERATIONS FOR THE PERIOD ENDED NOVEMBER 30, 2017

Tulsa, OK-1/22/18—(OTCQB:GLGI). Tulsa-based Greystone Logistics, Inc. reported sales for the three months ended November 30, 2017 totaling $9,722,102 compared to $9,221,711 for the prior year period for an increase of $511,391, or 6%. Sales for the six months ended November 30, 2017 were $20,009,177 compared to $17,065,972 for the prior period for an increase of $2,943,205, or 17%.

Greystone recorded net income attributable to common shareholders (after preferred dividends and income attributable to variable interest entities) for the six months ended November 30, 2017 of $363,371, or $0.01 per share, compared to a net loss attributable to common shareholders of $(76,330), or $(0.00) per share, for the prior period. For the three months ended November 30, 2017, Greystone recorded net loss attributable to common stockholders (after preferred dividends and income attributable to variable interest entities) of $(11,337), or $0.00 per share, compared to a prior period net income attributable to common stockholders of $41,109, or $0.00 per share. EBITDA was $3,204,732 for the six months ended November 30, 2017 and $1,315,798 for the three months ended November 30, 2017.

“Although we are pleased with the company’s top line growth, our results from operations were effected by extraordinary costs of ramping up production for our new leasing customer and completing installation of the previously reported new 3500 ton injection machine”, stated CEO Warren Kruger. Kruger continued, “Increased margins while growing sales continue to be a major focus for Greystone. On January 17, 2018, we received a purchase order for our 48X40 heavy duty pallet totaling in excess of $4.5 million from a new national customer. We first called on this potential opportunity over 15 years ago. Our persistency paid off. We continue to diversify our customer base and create innovative recycled pallet solutions. The revenue from this new customer will be recognized over several months beginning about March 2018. Our production and operation teams work diligently to maintain a high degree of utilization on equipment. This goal has a positive impact by lowering fixed costs allocation per pallet produced thus driving increased margins on greater sales volume. We look forward to our third and fourth quarters which are historically Greystone’s strongest. Additionally, we are continuing to invest in equipment and facilities to drive growth and shareholder value.”

Greystone Logistics is a “Green” manufacturing and leasing company that reprocesses and sells recycled plastic and designs, manufactures, sells high quality 100% recycled plastic pallets that provide logistical solutions needed by a wide range of industries such as the food and beverage, automotive, chemical, pharmaceutical and consumer products. The Company’s technology, including that used in its injection molding equipment, proprietary blend of recycled plastic resins and patented pallet designs, allows for production of high quality pallets quickly and at lower costs than many processes. The recycled plastic for its pallets helps control material costs while reducing environmental waste and provides cost advantages over users of virgin resin.

This press release includes certain statements that may be deemed “forward-looking statements” within the meaning of the federal securities laws. All statements, other than statements of historical facts that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future, including the potential sales of pallets or other possible business developments are forward-looking statements. Such statements are subject to a number of assumptions, risks and uncertainties, including the ability of the Company to continue as a going concern. Actual results may vary materially from the forward-looking statements. For a list of certain material risks relating to the Company and its products, see Greystone Logistics’ Form 10-K for the fiscal year ended May 31, 2017.

Non-GAAP Financial Measure

This press release contains disclosure of EBITDA, which is a non-GAAP financial measure within the meaning of Regulation G promulgated by the Securities and Exchange Commission. A reconciliation of net income to EBITDA, the most comparable GAAP financial measure, as well as additional information concerning EBITDA, are included at the end of this release.

Greystone Logistics, Inc.

Reconciliation of Consolidated Net Income to EBITDA

For the Three Months and Six Months Ended November 30, 2017

	Three Months Ended November 30, 2017	Six Months Ended November 30, 2017
Net Income	$144,071	$674,353
Income Taxes	38,700	259,500
Depreciation and Amortization	798,968	1,612,143
Interest Expense	334,059	658,736
EBITDA (A)	$1,315,798	$3,204,732

(A)	EBITDA represents income before income taxes plus interest, depreciation and amortization. The EBITDA presented above, while considered the most common definition used by investors and financial analysts, may not be comparable to similarly titled measures reported by other companies. Greystone believes that EBITDA, while providing useful information, should not be considered in isolation or as an alternative to other financial measures determined under GAAP.

Contact:

Warren F. Kruger

President/CEO

Corporate Office

1613 East 15th Street

Tulsa, Oklahoma 74120

(918) 583-7441

(918) 583-7442 (FAX)

http://www.greystonelogistics.com